Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264182

Prospectus Supplement No. 3 Dated November 13, 2023

(To Prospectus Dated April 10, 2023)

29,583,442 Shares of Common Stock

This Prospectus Supplement No. 3 supplements the prospectus of SmartKem, Inc. (the “Company”, “we”, “us”, or “our”) dated April 10, 2023 (as supplemented to date, the “Prospectus”) with the following attached document which we filed with the Securities and Exchange Commission:

A.	Our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 3 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is November 13, 2023.

INDEX TO FILINGS

Annex
The Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023	A

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2023

or

☐TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 000-56181

SmartKem, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1083654
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Manchester Technology Centre, Hexagon Tower.

Delaunays Road, Blackley

Manchester, M9 8GQ U.K.

(Address of Principal Executive Offices)

011-44-161-721-1514

(Registrant’s telephone number)

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒  No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).  Yes  ☒  No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes  ☐  No   ☒

As of November 13, 2023, there were 883,595 of the registrant’s shares of common stock outstanding.

Item 1. Financial Statements

SMARTKEM, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except number of shares and per share data)

	September 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$11,210	$4,235
Accounts receivable	54	30
Research and development tax credit receivable	452	1,121
Prepaid expenses and other current assets	1,018	1,056
Total current assets	12,734	6,442
Property, plant and equipment, net	503	602
Right-of-use assets, net	337	475
Other assets, non-current	6	6
Total assets	$13,580	$7,525

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$1,453	$931
Lease liabilities, current	228	206
Income tax payable	—	22
Other current liabilities	147	244
Total current liabilities	1,828	1,403
Lease liabilities, non-current	75	239
Warrant liability	1,376	—
Total liabilities	3,279	1,642

Commitments and contingencies (Note 6)	—	—

Stockholders’ equity:
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, 13,879 and zero shares issued and outstanding, at September 30, 2023 and December 31, 2022, respectively	—	—
Common stock, par value $0.0001 per share, 300,000,000 shares authorized, 876,278 and 771,054 shares issued and outstanding, at September 30, 2023 and December 31, 2022, respectively *	—	—
Additional paid-in capital	104,571	92,933
Accumulated other comprehensive loss	(606)	(483)
Accumulated deficit	(93,664)	(86,567)
Total stockholders' equity	10,301	5,883
Total liabilities and stockholders’ equity	$13,580	$7,525

* reflects a one-for-thirty-five (1:35) reverse stock split effected on September 21, 2023

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SMARTKEM, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except number of shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$3	$26	$27	$60
Cost of revenue	1	26	23	50
Gross profit	2	—	4	10

Other operating income	257	277	695	855

Operating expenses
Research and development	1,568	1,346	4,104	4,150
Selling, general and administrative	1,268	1,392	4,025	4,002
Loss on foreign currency transactions	118	—	186	—
Total operating expenses	2,954	2,738	8,315	8,152

Loss from operations	(2,695)	(2,461)	(7,616)	(7,287)

Non-operating income/(expense)
Gain/(loss) on foreign currency transactions	(787)	(1,493)	248	(3,131)
Transaction costs allocable to warrants	—	—	(198)	—
Change in fair value of the warrant liability, net	458	—	461	—
Interest income	2	1	8	3
Total non-operating income/(expense)	(327)	(1,492)	519	(3,128)

Loss before income taxes	(3,022)	(3,953)	(7,097)	(10,415)
Income tax expense	—	—	—	—
Net loss	$(3,022)	$(3,953)	$(7,097)	$(10,415)

Net loss	$(3,022)	$(3,953)	$(7,097)	$(10,415)
Other comprehensive loss:
Foreign currency translation	850	1,117	(123)	1,995
Total comprehensive loss	$(2,172)	$(2,836)	$(7,220)	$(8,420)

Basic and diluted net loss per common share *	$(1.78)	$(4.75)	$(5.82)	$(12.61)

Basic and diluted weighted average shares outstanding *	1,701,166	831,981	1,219,450	826,193

* reflects a one-for-thirty-five (1:35) reverse stock split effected on September 21, 2023

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SMARTKEM, INC.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited)

(in thousands, except share data)

						Accumulated
	Preferred Stock		Common stock		Additional	other		Total
	$0.0001 par value		$0.0001 par value		paid-in	comprehensive	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	capital	income / (loss)	deficit	equity
Balance at January 1, 2023	—	$—	771,054	$—	$92,933	$(483)	$(86,567)	$5,883
Stock-based compensation expense	—	—	—	—	293	—	—	293
Issuance of common stock to vendor	—	—	2,937	—	55	—	—	55
Foreign currency translation adjustment	—	—	—	—	—	(456)	—	(456)
Net loss	—	—	—	—	—	—	(2,048)	(2,048)
Balance at March 31, 2023	—	$—	773,991	$—	$93,281	$(939)	$(88,615)	$3,727
Stock-based compensation expense	—	—	—	—	119	—	—	119
Issuance of preferred stock, net of issuance costs	14,149	—	—	—	11,027	—	—	11,027
Foreign currency translation adjustment	—	—	—	—	—	(517)	—	(517)
Net loss	—	—	—	—	—	—	(2,027)	(2,027)
Balance at June 30, 2023	14,149	$—	773,991	$—	$104,427	$(1,456)	$(90,642)	$12,329
Stock-based compensation expense	—	—	—	—	119	—	—	119
Conversion of Preferred stock into common stock	(270)	—	30,859	—	—	—	—	—
Exercise of warrants into common stock	—	—	71,428	—	25	—	—	25
Foreign currency translation adjustment	—	—	—	—	—	850	—	850
Net loss	—	—	—	—	—	—	(3,022)	(3,022)
Balance at September 30, 2023	13,879	$—	876,278	$—	$104,571	$(606)	$(93,664)	$10,301

* reflects a one-for-thirty-five (1:35) reverse stock split effected on September 21, 2023

SMARTKEM, INC.

Condensed Consolidated Statements of Stockholders’ Equity, continued

(Unaudited)

(in thousands, except share data)

						Accumulated
	Preferred Stock		Common stock		Additional	other		Total
	$0.0001 par value		$0.0001 par value		paid-in	comprehensive	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	capital	income / (loss)	deficit	equity
Balance at January 1, 2022	—	$—	730,176	$—	$89,957	$(1,363)	$(75,072)	$13,522
Stock-based compensation expense	—	—	—	—	98	—	—	98
Issuance of common stock to vendor	—	—	358	—	43	—	—	43
Issuance of common stock in private placement	—	—	28,573	—	2,000	—	—	2,000
Issuance costs related to common stock in private placement	—	—	—	—	(160)	—	—	(160)
Foreign currency translation adjustment	—	—	—	—	—	156	—	156
Net loss	—	—	—	—	—	—	(2,762)	(2,762)
Balance at March 31, 2022	—	$—	759,107	$—	$91,938	$(1,207)	$(77,834)	$12,897
Stock-based compensation expense	—	—	—	—	97	—	—	97
Issuance of common stock to vendor	—	—	10,929	—	590	—	—	590
Issuance costs related to preferred stock in private placement	—	—	—	—	(10)	—	—	(10)
Foreign currency translation adjustment	—	—	—	—	—	722	—	722
Net loss	—	—	—	—	—	—	(3,701)	(3,701)
Balance at June 30, 2022	—	$—	770,036	$—	$92,615	$(485)	$(81,535)	$10,595
Stock-based compensation expense	—	—	—	—	123	—	—	123
Foreign currency translation adjustment	—	—	—	—	—	1,117	—	1,117
Net loss	—	—	—	—	—	—	(3,953)	(3,953)
Balance at September 30, 2022	—	$—	770,036	$—	$92,738	$632	$(85,488)	$7,882

* reflects a one-for-thirty-five (1:35) reverse stock split effected on September 21, 2023

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

]

SMARTKEM, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flow from operating activities:
Net loss	$(7,097)	$(10,415)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	122	151
Stock-based compensation expense	531	318
Issuance of common stock to vendor	55	230
Right-of-use asset amortization	197	197
Gain/(loss) on foreign currency transactions	(66)	3,131
Transaction costs allocable to warrant liability	198	—
Warrant liability fair value adjustment	(461)	—
Change in operating assets and liabilities:
Accounts receivable	(24)	(21)
Research and development tax credit receivable	697	104
Prepaid expenses and other current assets	(159)	(311)
Accounts payable and accrued expenses	713	(29)
Lease liabilities	(201)	(190)
Income tax payable	(23)	—
Other current liabilities	(102)	—
Net cash used in operating activities	(5,620)	(6,835)

Cash flows from investing activities:
Purchases of property, plant and equipment	(12)	(67)
Net cash used by investing activities	(12)	(67)

Cash flow from financing activities:
Proceeds from the issuance of preferred stock in private placement	12,386	—
Proceeds from the issuance of warrants in private placement	1,763	—
Proceeds from the issuance of common stock in private placement	—	2,000
Payment of issuance costs	(1,483)	(170)
Proceeds from the exercise of warrants	25	—
Net cash provided by financing activities	12,691	1,830

Effect of exchange rate changes on cash	(84)	(850)

Net change in cash	6,975	(5,922)

Cash, beginning of period	4,235	12,226
Cash, end of period	$11,210	$6,304

Supplemental disclosure of cash and non-cash investing and financing activities
Initial classification of fair value of warrants	$1,837	$—
Right-of-use asset and lease liability additions	$50	$583

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

1.	ORGANIZATION, BUSINESS, LIQUIDITY AND BASIS OF PRESENTATION

Organization

SmartKem, Inc. (the “Company”) formerly known as Parasol Investments Corporation (“Parasol”), was formed on May 13, 2020, and is the successor of SmartKem Limited, which was formed under the Laws of England and Wales. The Company was founded as a “shell” company registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with no specific business plan or purpose until it began operating the business of SmartKem Limited following the closing of the transactions contemplated by the Securities Exchange Agreement (the “Exchange Agreement”), dated February 21, 2021, with SmartKem Limited. Pursuant to the Exchange Agreement all of the equity interests in SmartKem Limited, except certain deferred shares which had no economic or voting rights and which were purchased by Parasol for an aggregate purchase price of $1.40, were exchanged for shares of Parasol common stock and SmartKem Limited became a wholly owned subsidiary of Parasol (the “Exchange”).

Business

The Company is seeking to reshape the world of electronics with its disruptive organic thin-film transistors (OTFTs) that have the potential to drive the next generation of displays. SmartKem’s patented TRUFLEX® semiconductor and dielectric inks, or electronic polymers, are used to make a new type of transistor that could potentially revolutionize the display industry. SmartKem’s inks enable low temperature printing processes that are compatible with existing manufacturing infrastructure to deliver low-cost displays that outperform existing technologies. The company’s electronic polymer platform can be used in a number of display technologies including microLED, miniLED and AMOLED displays for next generation televisions, laptops, augmented reality (AR) and virtual reality (VR) headsets, smartwatches and smartphones. SmartKem develops its materials at its research and development facility in Manchester, UK, its semiconductor manufacturing processes at the Centre for Process Innovation (CPI) at Sedgefield, UK and retains a field application office in Taiwan. The Company has an extensive IP portfolio including 125 granted patents across 19 patent families and 40 codified trade secrets.

Risk and Uncertainties

The Company’s activities are subject to significant risks and uncertainties including the risk of failure to secure additional funding to properly execute the Company’s business plan. The Company is subject to risks that are common to companies in the growth stage, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, reliance on third party manufacturers, protection of proprietary technology and compliance with regulatory requirements.

The Company has access under a framework agreement to equipment which is used in the manufacturing of demonstrator products employing the Company’s inks. If the Company lost access to this fabrication facility, it would materially and adversely affect the Company’s ability to manufacture prototypes and demonstrate products for potential customers. The loss of this access could significantly impede the Company’s ability to engage in product development and process improvement activities. Alternative providers of similar services exist but would take effort and time to bring into the Company’s operations.

Liquidity

The accompanying unaudited interim condensed consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business.

The Company has incurred continuing losses including net losses of $7.1 million for the nine months ended September 30, 2023. The Company’s cash as of September 30, 2023 was $11.2 million. The Company anticipates operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, further development of our technology and products and expenses related to the commercialization of our products.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

In June 2023 the Company raised $14.0 million through two closings of a private placement of Preferred Stock (as defined below) and Warrants (as defined below). Net proceeds after related expenses were $12.7 million, alleviating substantial doubt about the Company's ability to continue as a going concern. The Company used approximately $5.6 million of cash in its operating activities for the nine months ended September 30, 2023.

Management believes that the Company’s existing cash as of September 30, 2023 will be sufficient to fund the operations of the Company for the twelve months from the issuance of this financial statement and that the Company may require additional capital funding to continue its operations and research and development activity thereafter.

Basis of Presentation

The unaudited interim condensed consolidated financial statements of the Company as of September 30, 2023 and December 31, 2022 and for the three and nine months ended September 30, 2023 and 2022 should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), which was filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2023 and may also be found on the Company’s website (www.smartkem.com). In these notes to the interim condensed consolidated financial statements the terms “us,” “we” or “our” refer to the Company and its consolidated subsidiaries.

These interim condensed consolidated financial statements are unaudited and were prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting and with the SEC’s instructions to Form 10-Q and Article 10 of Regulation S-X. They include the accounts of all wholly owned subsidiaries and all significant inter-company accounts and transactions have been eliminated in consolidation. Amounts are presented in thousands, except number of shares and per share data.

The preparation of interim condensed consolidated financial statements requires management to make assumptions and estimates that impact the amounts reported. These interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Company’s results of operations, financial position and cash flows for the interim periods ended September 30, 2023 and 2022; however, certain information and footnote disclosures normally included in our audited consolidated financial statements included in our Annual Report have been condensed or omitted as permitted by GAAP. It is important to note that the Company’s results of operations and cash flows for interim periods are not necessarily indicative of the results of operations and cash flows to be expected for a full fiscal year or any interim period.

Reverse Stock Split

All share numbers and per share amounts presented in these financial statements, including these footnotes reflect a one-for-thirty-five (1:35) reverse stock split effected on September 21, 2023.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Other than the policies listed below, there have been no material changes to the Company’s significant accounting policies as set forth in Note 3 Summary of Significant Accounting Policies to the consolidated financial statements included in the Company’s Annual Report.

Management’s Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the Company’s consolidated financial statements relates to the valuation of common share, fair value of share options and fair value of warrant liabilities. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the consolidated financial statements, actual results may materially vary from these estimates.

Warrant Liability

The Company assessed its warrants in accordance with the guidance contained in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 480, Distinguishing Liabilities from Equity and 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, under which warrants that do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company will classify those warrants as liabilities at their fair value and adjusts the warrants to fair value in respect of each reporting period. This liability is subject to re-measurement at each balance sheet date and any change in fair value is recognized in the statements of operations.

Issuance Costs

The Company assessed the issuance cost in connection with the issuance of an equity offering. ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, Expenses of Offering, states that specific incremental costs directly attributable to a proposed or actual offering of equity securities may properly be deferred and charged against the gross proceeds of the offering. Analogizing to that guidance, specific incremental costs directly attributable to the issuance of an equity contract to be classified in equity should generally be recorded as a reduction in equity. However, issuance costs for equity contracts that are classified as a liability should be expensed immediately. The issuance costs are allocated to the equity and liability components of the underlying transaction on a basis of the allocated fair value of the gross proceeds in the overall transactions. The total issuance costs were $1.6 million, with $0.2 million charged directly to the statement of operations.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new forward-looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods in fiscal years beginning after December 15, 2019, with early adoption permitted, for U.S. Securities Exchange filers. However, the standard was not applicable until January 1, 2023, because the company has elected to apply the extended transition period available for emerging growth companies. Emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies, which is effective prospectively for annual and interim periods beginning after December 15, 2022. The adoption of this guidance did not have a material impact in the interim condensed consolidated financial statements of the Company.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted the ASU on January 1, 2023. This update permits the use of either the modified retrospective or fully retrospective method of transition. The Company has determined that the impact this ASU did not have material effect on its consolidated financial statements.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

3.    PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	September 30,	December 31,
(in thousands)	2023	2022
Prepaid service charges and property taxes	$78	$55
Prepaid utilities	43	51
Prepaid insurance	383	358
Prepaid administrative expenses	110	35
Prepaid consulting fees	13	304
Research grant receivable	176	—
Prepaid technical fees	35	22
VAT receivable	105	195
Other receivable and other prepaid expenses	75	36
Total prepaid expenses and other current assets	$1,018	$1,056

4.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	September 30,	December 31,
(in thousands)	2023	2022
Plant and equipment	$1,511	$1,478
Furniture and fixtures	222	218
Computer hardware and software	23	24
	1,756	1,720
Less: Accumulated depreciation	(1,253)	(1,118)
Property, plant and equipment, net	$503	$602

Depreciation expense was $0.1 million for each of the nine months ended September 30, 2023 and 2022 and is classified as research and development expense.

5.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	September 30,	December 31,
(in thousands)	2023	2022
Accounts payable	$385	$230
Accrued expenses – lab refurbishments	124	117
Accrued expenses – technical fees	245	130
Accrued expenses – variable rent & utilities	1	15
Accrued expenses – audit & accounting fees	196	128
Accrued expenses – legal & other professional services	43	—
Accrued expenses – other	29	80
Credit card liabilities	17	20
Payroll liabilities	413	211
Total accounts payable and accrued expenses	$1,453	$931

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

6.    LEASES

The Company has operating leases consisting of office space, lab space and equipment with remaining lease terms of 1 to 3 years, subject to certain renewal options as applicable.

The Company is not the lessor in any lease agreement, and no related party transactions for lease arrangements have occurred.

The table below presents certain information related to the lease costs for the Company’s operating leases for the periods ended:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Operating lease cost	$70	$65	$209	$196
Short-term lease cost	—	2	7	6
Variable lease cost	53	48	118	143
Total lease cost	$123	$115	$334	$345

The total lease cost is included in the unaudited condensed consolidated statements of operations as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Research and development	$113	$107	$312	$325
Selling, general and administrative	10	8	22	20
Total lease cost	$123	$115	$334	$345

Right of use lease assets and lease liabilities for our operating leases were recorded in the unaudited condensed consolidated balance sheet as follows:

	September 30,	December 31,
(in thousands)	2023	2022
Assets
Right of use assets - Operating Leases	$337	$475
Total lease assets	$337	$475

Liabilities
Current liabilities:
Lease liability, current - Operating Leases	$228	$206
Noncurrent liabilities:
Lease liability, non-current - Operating Leases	75	239
Total lease liabilities	$303	$445

The Company had no right of use lease assets and lease liabilities for financing leases as of September 30, 2023 and December 31, 2022.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

The table below presents certain information related to the cash flows for the Company’s operating leases for the periods ended:

	September 30,
(in thousands)	2023	2022
Operating cash outflows from operating leases	$201	$190
Supplemental non-cash amounts of operating lease liabilities arising from obtaining right of use assets	50	583

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of the period ended:

September 30,
2023
Weighted average remaining lease term (in years) – operating leases	1.58
Weighted average discount rate – operating leases	7.98%

Remaining maturities of the Company’s operating leases, excluding short-term leases, are as follows:

September 30,
(in thousands)	2023
2023	$75
2024	228
2025	18
Total undiscounted lease payments	321
Less imputed interest	(18)
Total net lease liabilities	$303

7.    COMMITMENTS AND CONTINGENCIES

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the interim condensed consolidated financial statements.

8.    STOCKHOLDERS’ EQUITY

Reverse Stock Split

At the Company’s Annual Meeting of Stockholders held on August 25, 2023 (the “Annual Meeting”), the Company’s stockholders approved a proposal to approve and adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its shares of common stock, issued and outstanding or reserved for issuance, at a specific ratio within a range from 1-for-30 to 1-for-60, inclusive, prior to the first anniversary of stockholder approval of the proposal, and to grant authorization to the Board of Directors to determine, in its sole discretion, whether to effect the reverse stock split, as well as its specific timing and ratio. On September 19, 2023, the Company’s Board of Directors adopted resolutions to effect as soon as reasonably practicable the reverse split of the issued and outstanding shares of the Common Stock at a ratio of 1-for-35.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

On September 19, 2023, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock, $0.01 par value per share, at a ratio of 1-for-35 to be effective as of September 21, 2023 at 12:01 a.m., New York City time (the “Reverse Stock Split”). The Charter Amendment did not change the par value or any other terms of the common stock.

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.

Series A-1 Preferred Stock

On June 14, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations with the Secretary of State of the State of Delaware designating 18,000 shares out of the authorized but unissued shares of its preferred stock as Series A-1 Preferred Stock with a stated value of $1,000 per share (the “Series A-1 Certificate of Designation”). The following is a summary of the principal terms of the Series A-1 Preferred Stock as set forth in the Series A-1 Certificate of Designation:

Dividends

The holders of Series A-1 Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when and if actually paid. In addition, in the event that on the 18th month anniversary of the Closing Date, the trailing 30-day VWAP (as defined in the Series A-1 Certificate of Designation) is less than the then-effective Series A-1 Conversion Price, the Series A-1 Preferred Stock will begin accruing dividends at the annual rate of 19.99% of the stated value thereof (the “Series A-1 Dividend”). The Series A-1 Dividend would be paid in cash, or, at the option of the Company if certain equity conditions are met, in shares of Common Stock at a price per share equal to ninety percent (90%) of the trailing 10-day VWAP for the last 10 trading date prior to the date the Series A-1 Dividend is paid.

Voting Rights

The shares of Series A-1 Preferred Stock have no voting rights, except (a) the right to vote, with the holders of Common Stock, as a single class, on any resolution presented to stockholders for the purpose of obtaining approval of a proposed amendment to the Charter to effect a reverse split of the outstanding shares of the Common Stock at a ratio to be determined, with each share of Series A-1 Preferred Stock entitled to vote on an as-converted basis and (b) to the extent required by the Delaware General Corporation Law (the “DGCL”).

As long as any shares of Series A-1 Preferred Stock are outstanding, the Company may not, without the approval of a majority of the then outstanding shares of Series A-1 Preferred Stock which must include AIGH Investment Partners LP and its affiliates (“AIGH”) for so long as AIGH is holding at least $1,500,000 in aggregate stated value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement (a) alter or change the powers, preferences or rights given to the Series A-1 Preferred Stock, (b) alter or amend the Amended and Restated Certificate of Incorporation (the “Charter”), the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation (as defined below) or the Amended and Restated Bylaws of the Company (the “Bylaws”) in such a manner so as to materially adversely affect any rights given to the Series A-1 Preferred Stock, (c) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined below) senior to, or otherwise pari passu with, the Series A-1 Preferred Stock, other than the Series A-2 Preferred Stock, (d) increase the number of authorized shares of Series A-1 Preferred Stock, (e) issue any Series A-1 Preferred

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

Stock except pursuant to the Purchase Agreement, or (f) enter into any agreement to do any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the then holders of the Series A-1 Preferred Stock are entitled to receive out of the assets available for distribution to stockholders of the Company an amount equal to 100% of the stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, prior and in preference to the Common Stock or any other series of preferred stock (other than the Series A-2 Preferred Stock).

Conversion

The Series A-1 Preferred Stock is convertible into Common Stock at any time at a conversion price of $8.75, subject to adjustment for certain anti-dilution provisions set forth in the Series A-1 Certificate of Designation (the “Series A-1 Conversion Price”). Upon conversion the shares of Series A-1 Preferred Stock will resume the status of authorized but unissued shares of preferred stock of the Company.

Conversion at the Option of the Holder

The Series A-1 Preferred Stock is convertible at the then-effective Series A-1 Conversion Price at the option of the holder at any time and from time to time.

Mandatory Conversion at the Option of the Company

So long as certain equity conditions are satisfied, the Company may give notice requiring the holders to convert all of the outstanding shares of Series A-1 Preferred Stock into shares of Common Stock at the then-effective Series A-1 Conversion Price.

Beneficial Ownership Limitation

The Series A-1 Preferred Stock cannot be converted to Common Stock if the holder and its affiliates would beneficially own more than 4.99% (or 9.99% at the election of the holder) of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Series A-1 Preferred Stock will, as holders of Series A-1 Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any of our other securities.

Redemption

The shares of Series A-1 Preferred Stock are not redeemable by the Company.

Negative Covenants

As long as any Series A-1 Preferred Stock is outstanding, unless the holders of more than 50% in stated value of the then outstanding shares of Series A-1 Preferred Stock shall have otherwise given prior written consent (which must include AIGH for so long as AIGH is holding at least $1,500,000 in aggregate stated value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement), the Company cannot, subject to certain exceptions, (a) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness, (b) enter into, create, incur, assume or suffer to exist any liens, (c) repay, repurchase or offer to repay, repurchase or

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock equivalents or junior securities, (d) enter into any transaction with any affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company, (e) declare or pay a dividend on junior securities or (f) enter into any agreement with respect to any of the foregoing.

Trading Market

There is no established trading market for any of the Series A-1 Preferred Stock, and the Company does not expect a market to develop. The Company does not intend to apply for a listing for any of the Series A-1 Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A-1 Preferred Stock will be limited.

Series A-2 Preferred Stock

On June 14, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations with the Secretary of State of the State of Delaware designating 18,000 shares out of the authorized but unissued shares of its preferred stock as Series A-2 Preferred Stock with a stated value of $1,000 per share (the “Series A-2 Certificate of Designation”). The following is a summary of the principal terms of the Series A-2 Preferred Stock as set forth in the Series A-2 Certificate of Designation:

Dividends

The holders of Series A-2 Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when and if actually paid.

Voting Rights

The shares of Series A-2 Preferred Stock have no voting rights, except to the extent required by the DGCL.

As long as any shares of Series A-2 Preferred Stock are outstanding, the Company may not, without the approval of a majority of the then outstanding shares of Series A-2 Preferred Stock (a) alter or change the powers, preferences or rights of the Series A-2 Preferred Stock, (b) alter or amend the Charter, the Series A-2 Certificate of Designation or the Bylaws in such a manner so as to materially adversely affect any rights given to the Series A-2 Preferred Stock, (c) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series A-2 Preferred Stock or (d) enter into any agreement to do any of the foregoing.

Liquidation

Upon a Liquidation, the then holders of the Series A-2 Preferred Stock are entitled to receive out of the assets available for distribution to stockholders of the Company an amount equal to 100% of the stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, prior and in preference to the Common Stock or any other series of preferred stock (other than the Series A-1 Preferred Stock).

Conversion

The Series A-2 Preferred Stock is convertible into Common Stock at any time at a conversion price of $8.75, subject to adjustment for certain anti-dilution provisions set forth in the Series A-2 Certificate of Designation (the “Series A-2 Conversion Price”). Upon conversion the shares of Series A-2 Preferred Stock will resume the status of authorized but unissued shares of preferred stock of the Company.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

Conversion at the Option of the Holder

The Series A-2 Preferred Stock is convertible at the then-effective Series A-2 Conversion Price at the option of the holder at any time and from time to time.

Automatic Conversion

On the trading day immediately preceding the date on which shares of Common Stock commence trading on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange all, but not less than all, of the outstanding shares of Series A-2 Preferred Stock shall automatically convert, without any action on the part of the holder thereof and without payment of any additional consideration, into that number of shares of Common Stock determined by dividing the stated of such share of Series A-2 Preferred Stock by the then applicable Series A-2 Conversion Price.

Beneficial Ownership Limitation

The Series A-2 Preferred Stock cannot be converted to common stock if the holder and its affiliates would beneficially own more than 4.99% (or 9.99% at the election of the holder) of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Series A-2 Preferred Stock will, as holders of Series A-2 Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any of our other securities.

Redemption

The shares of Series A-2 Preferred Stock are not redeemable by the Company.

Trading Market

There is no established trading market for any of the Series A-2 Preferred Stock, and the Company does not expect a market to develop. The Company does not intend to apply for a listing for any of the Series A-2 Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A-2 Preferred Stock will be limited.

Series A-1 and A-2 Preferred Stock and Class A and Class B Warrant Issuances

On June 14, 2023, the Company and certain investors entered into a securities purchase agreement (the “Purchase Agreement”) pursuant to which the Company sold an aggregate of (i) 9,229 shares of Series A-1 Convertible Preferred Stock at a price of $1,000 per share (the “Series A-1 Preferred Stock”), (ii) 2,950 shares of the Company’s Series A-2 Convertible Preferred Stock at a price of $1,000 per share (“Series A-2 Preferred Stock” and together with the Series A-1 Preferred Stock, the “Preferred Stock”), (iii) Class A Warrants to purchase up to an aggregate of 1,391,927 shares of common stock (the “Class A Warrant”), and (iv) Class B Warrants to purchase up to an aggregate of 798,396 shares of common stock (the “Class B Warrant” and together with the Class A Warrant, the “Warrants”) for aggregate gross proceeds of $12.2 million (the “June 2023 PIPE”). In addition, 34,286 Class B Warrants were issued in lieu of cash payments for consulting services related to the offering. The fair value of the service provided was $59 thousand.

On June 22, 2023, in a second closing of the June 2023 PIPE, the Company sold an aggregate of (i) 1,870.36596 Series A-1 Preferred Stock, (ii) 100 shares of Series A-2 Preferred Stock, and (iii) Class A Warrants to purchase up to an aggregate of 225,190 shares of Common Stock pursuant to the Purchase Agreement for aggregate gross

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

proceeds of $2.0 million. In addition, 8,572 Class B Warrants were issued in lieu of cash payments for consulting services related to the offering. The fair value of the service provided was $15 thousand.

Each Class A Warrant has an exercise price of $8.75 and each Class B Warrant has an exercise price of $0.01, both subject to adjustments in accordance with the terms of the Warrants. The Warrants expire five years from the issuance date.

There were an additional 127,551 warrants issues related to a placement agent fee. The fair value of this fee is $31 thousand.

The Company has accounted for the Class A and Class B Warrants as derivative instruments in accordance with ASC 815, Derivatives and Hedging. The Company classified the Warrants as a liability because they cannot be considered indexed to the Company’s stock due to provisions that, in certain circumstances, adjust the number of shares to be issued if the exercise price is adjusted and the existence of a pre-specified volatility input to the Black-Scholes calculation which could be used to calculate consideration in the event of a Fundamental Transaction, as defined in the agreements.

The Company received net proceeds after expenses of $12.7 million. Of the net proceeds, the Company allocated an estimated fair value of $1.8 million to the Warrants. The Company also expensed $0.2 million of issuance costs that were allocated to the warranty liability during the three and six months ended June 30, 2023. The terms of the June 2023 PIPE include a number of restrictions on our operations and on our ability to raise additional capital. The Purchase Agreement, among other things, provides that, for a period ending on June 14, 2024, we may not use cash from operating activities (as defined under GAAP) of more than an average of $2.8 million for any consecutive three-month period (subject to certain exceptions). This provision may cause us to delay certain actions that may benefit our business and may prevent us from pursuing potentially favorable business opportunities, even if a majority of our board of directors believes such actions or opportunities are in the best interest of our company and our stockholders.

Under the terms of the Purchase Agreement, for a period ending on December 15, 2025, in the event that we issue common stock or common stock equivalents in a subsequent financing (as defined in the Purchase Agreement), the significant purchasers (defined in the Purchase Agreement as a purchaser acquiring at least 1,000 shares of Series A-1 Preferred Stock) will have the right to purchase up to 40% of the securities sold in the subsequent financing. This provision may make it more difficult for us to raise additional capital because other investors may want to provide all, or a larger portion of the capital provided in the subsequent financing or may be unwilling to co-invest with one or more of the significant purchasers or may be unwilling to commit to provide financing without knowing how much of the subsequent financing will be provided by the significant purchasers.

In addition, during such period, the Company may not issue common stock or common stock equivalents in a subsequent financing with an effective price per share of common stock that is or may become lower than the then-effective conversion price of the Series A-1 Preferred Stock without the consent of the significant purchasers, which must include AIGH Investment Partners LP and its affiliates for so long as they are holding at least $1,500,000 in aggregate stated value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement. This provision may prevent the Company from obtaining additional capital on market terms even if a majority of the Company’s board of directors believes that the terms of the subsequent financing are in the best interests of the Company and its stockholders. This provision may also have the effect of increasing the cost of obtaining additional capital either because the significant purchasers refuse to consent to any such subsequent financing unless provided by them on terms approved by them or because the Company is required to provide additional consideration to such significant purchasers in exchange for their consent.

In the event that the Company issues common stock or common stock equivalents in a subsequent financing prior to the time the common stock is listed on a national securities exchange, the Purchase Agreement provides that if a significant purchaser reasonably believes that any of the terms and conditions of the subsequent financing are more favorable to an investor in the subsequent financing than the terms of the June 2023 PIPE, such significant purchaser has the right to require the Company to amend the terms of the June 2023 PIPE to include such more favorable term for such significant purchaser. This provision may make it more expensive to obtain additional capital prior to an uplisting because it permits any significant purchaser to “cherry pick” the terms of the

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

subsequent financing and to require any term deemed to be more favorable to be included retroactively in the terms of the June 2023 PIPE. This provision also potentially creates uncertainty around the terms of a subsequent financing because the significant purchasers have the right to review terms of a completed subsequent financing before deciding which, if any, of the terms thereof they find more favorable to them.

The Purchase Agreement provides that, until June 14, 2025, a significant purchaser may participate in a subsequent transaction by exchanging some or all of its Series A-1 Preferred Stock having a stated value equal to its subscription amount in the subsequent financing. This provision may adversely affect the amount of capital the Company raises in a subsequent financing, as it permits a significant purchaser to roll its existing investment into the new financing rather than being required to invest cash. This provision also has the potential to make it more difficult for the Company to raise additional capital as other investors may want to provide all or a larger portion of the capital provided in the subsequent financing or may require the Company to raise a minimum amount of new capital or may be unwilling to commit to provide financing without knowing how much of the subsequent financing will be provided by the significant purchasers in cash.

If the Company is unable to raise additional capital when needed, the Company may be required to delay, limit, reduce or terminate commercialization, its research and product development, or grant rights to develop and market its products that the Company would otherwise prefer to develop and market itself and may have a material adverse effect on the Company’s business, financial condition and results of operations.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s Charter and the Company’s Bylaws do not provide for cumulative voting rights. The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at all meetings of the stockholders.

Dividends

The Company has never paid any cash dividends to stockholders and do not anticipate paying any cash dividends to stockholders in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Market Information

Quotations on the Company’s common stock on the OTC Market Group’s OTCQB® Market quotation system (“OTCQB”) commenced under the ticker symbol “SMTK” in February 2022. There was no trading of the common stock on the OTCQB or any other over-the-counter market prior to February 2022.

Common Stock Issued to Vendors for Services

On January 6, 2023, the Company issued 1,429 shares of common stock, as payment for investor relations and other financial consulting services.

On February 27, 2023, the Company issued 1,508 shares of common stock as payment for investor relations services.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

Common Stock Warrants

A summary of the Company’s warrants to purchase common stock activity is as follows:

				Weighted-
				Average
			Weighted-	Remaining
			Average	Contractual
	Number of	Exercise Price	Exercise	Term
	Shares	per Share	Price	(Years)
Warrants outstanding at January 1, 2023	28,161	$70.00	$70.00	3.15
Issued	2,585,923		6.01
Exercised	(71,429)		0.35
Expired	—
Warrants outstanding at September 30, 2023	2,542,655	$0.35 - $70.00	$6.89	4.68

A summary of the Company’s pre-funded warrants to purchase common stock activity is as follows:

Weighted-
Average
	Number of	Exercise
	Shares	Price
Pre-funded warrants outstanding at January 1, 2023	61,945	$0.35
Issued	—
Exercised	—
Expired	—
Pre-funded warrants outstanding at September 30, 2023	61,945	$0.35

For any issuance dates prior to February 2022, the fair value of common stock warrants is determined using the Black Scholes option-pricing model. There was no public trading market for our shares before February 2022 and the Company estimates its expected stock volatility based on historical volatility of publicly traded peer companies.

9. SHARE-BASED COMPENSATION:

On February 23, 2021, the Company approved the 2021 Equity Incentive Plan (“2021 Plan”), in which a maximum aggregate number of shares of common stock that may be issued under the 2021 Plan is 125,045 shares. Subject to the adjustment provisions of the 2021 Plan, the number of shares of the Company’s common stock available for issuance under the 2021 Plan will also include an annual increase on the first day of each fiscal year beginning with 2022 fiscal year and ending on the Company’s 2031 fiscal year in an amount equal to the least of: 1) 65,000 shares of the Company’s common stock; 2) four percent (4%) of the outstanding shares of the Company’s common stock on the last day of the immediately preceding fiscal year; or 3) such number of shares of the Company’s common stock as the administrator may determine.

At the Annual Meeting, the Company’s stockholders approved an amendment (the “2021 Plan Amendment”) to the Company’s 2021 Plan, increasing the number of the shares of common stock, par value $0.0001 per share (“Common Stock”), reserved for issuance under the 2021 Plan from 124,045 shares to 743,106 shares. The Company’s Board of Directors (the “Board”) had previously approved the 2021 Plan Amendment, subject to stockholder approval.

Determining the appropriate fair value of share-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for share options, the expected life of the option, and expected share price volatility. The Company uses the Black-Scholes option pricing model to value its share option awards. The assumptions used in calculating the fair value of share-based awards represent

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, the share-based compensation expense could be materially different for future awards.

There were no options granted under the 2021 Plan for the three and nine months ended September 30, 2023 and 2022.

Prior to February 2022, in the absence of a public trading market for the common stock, on each grant date, the Company developed an estimate of the fair value of the shares of common stock underlying the option grants. The Company estimated the fair value of the shares of common stock by referencing arms-length transactions inclusive of the shares of common stock underlying which occurred on or near the valuation date(s). The Company determined the fair value of the common stock using methodologies, approaches and assumptions consistent with the AICPA Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation and based in part on input from an independent third-party valuation firm. From February 2022, the Company’s common stock is publicly traded, and the Company no longer has to estimate the fair value of the shares of common stock, rather the value is determined based on quoted market prices.

The Company estimates its expected volatility by using a combination of historical share price volatilities of similar companies within our industry. The risk-free interest rate assumption is based on observed interest rates for the appropriate term of the Company’s options on a grant date. The contractual term is 10 years, and the expected option term is lower.

The following table reflects share activity under the share option plans for the nine months ended September 30, 2023:

			Weighted-
			Average
		Weighted-	Remaining	Weighted-	Aggregate
		Average	Contractual	Average	Intrinsic
	Number of	Exercise	Term	Fair Value at	Value
	Shares	Price	(Years)	Grant Date	(in thousands)
Options outstanding at January 1, 2023	80,887	$63.31	8.77	$34.37
Exercised	—	—
Cancelled/Forfeited	—	—
Expired	(10,230)	64.84
Granted	—	—
Options outstanding at September 30, 2023	70,657	$63.09	8.04	$33.97
Options exercisable at September 30, 2023	35,226	$56.14	7.52		$41.61

Stock-based compensation is included in the unaudited interim condensed consolidated statements of operations as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Research and development	$49	$38	$168	$78
Selling, general and administration	70	59	363	117
Total	$119	$97	$531	$195

Total compensation cost related to non-vested stock option awards not yet recognized as of September 30, 2023 was $0.9 million and will be recognized on a straight-line basis through the end of the vesting periods in July 2026. The amount of future stock option compensation expense could be affected by any future option grants or by any forfeitures.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

10. NET LOSS PER COMMON SHARE:

Basic net loss per share is determined by dividing net loss by the weighted average shares of common stock outstanding during the period, without consideration of potentially dilutive securities, except for those shares that are issuable for little or no cash consideration. Diluted net loss per share is determined by dividing net loss by diluted weighted average shares outstanding. Diluted weighted average shares reflects the dilutive effect, if any, of potentially dilutive common shares, such as stock options and warrants calculated using the treasury stock method. In periods with reported net operating losses, all common stock options and warrants are generally deemed anti-dilutive such that basic net loss per share and diluted net loss per share are equal.

The following potentially dilutive securities were excluded from the computation of earnings per share as of September 30, 2023 and 2022 because their effects would be anti-dilutive:

	September 30,
	2023	2022
Common stock warrants	1,772,829	28,161
Assumed conversion of preferred stock	1,586,258	—
Stock options	70,657	68,170
Total	3,429,744	96,331

At September 30, 2023, the Company had 61,945 pre-funded warrants outstanding. The following table provides a reconciliation of the weighted average shares outstanding calculation for the three and nine months ended September 30, 2023 and 2022:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Weighted average shares issued	868,619	770,036	805,808	764,248
Weighted average pre-funded and penny warrants	832,547	61,945	413,641	61,945
Weighted average shares outstanding	1,701,166	831,981	1,219,450	826,193

11.  DEFINED CONTRIBUTION PENSION:

The Company operates a defined contribution pension scheme for its UK employees. The assets of the scheme are held separately from those of the Company in an independently administered fund. The pension cost charge represents contributions payable by the Company to the fund. Pension cost is included in the unaudited interim condensed consolidated statements of operations as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Research and development	$23	$25	$67	$78
Selling, general and administration	18	13	50	40
Total	$41	$38	$117	$118

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

12. FAIR VALUE MEASUREMENTS

The table below presents activity within Level 3 of the fair value hierarchy, our liabilities carried at fair value for the quarter ended September 30, 2023:

(in thousands)	Warrant Liability
Balance at January 1,2023	$—
Fair value of warrant issued in Private Placement Offering	1,837
Total change in the liability included in earnings	(461)
Balance at September 30, 2023	$1,376

As disclosed in Note 7 of the Company’s consolidated financial statements, the Company allocated part of the proceeds of private placement of the Company’s Series A-1 Preferred Stock and Series A-2 Preferred Stock to

warrant liability issued in connection with the transaction. The valuations of the warrants were determined using option pricing models. These models use inputs such as the underlying price of the shares issued at the measurement date, expected volatility, risk free interest rate and expected life of the instrument. Since our common stock was not publicly traded until February 2022 there has been insufficient volatility data available. Accordingly, we have used an expected volatility based on historical common stock volatility of our peers. The Company has accounted for them as derivative instruments in accordance with ASC 815, adjusting the fair value at the end of each reporting period.

The fair value of the common warrants at September 30, June 22 and June 14, 2023 was determined by using option pricing models assuming the following:

	September 30,	June 22	June 14
	2023	2023	2023
Expected term (years)	4.71	5.00	5.00
Risk-free interest rate	4.52%	3.95%	3.98%
Expected volatility	50.0%	50.0%	50.0%
Expected dividend yield	0.0%	0.0%	0.0%

Additionally, the Company has determined that the warrant liability should be classified within Level 3 of the fair-value hierarchy by evaluating each input for the option pricing models against the fair-value hierarchy criteria and using the lowest level of input as the basis for the fair-value classification as called for in ASC 820. There are six inputs: closing price of SmartKem stock on the day of evaluation; the exercise price of the warrants; the remaining term of the warrants; the volatility of the Company’s stock over that term; annual rate of dividends; and the risk-free rate of return. Of those inputs, the exercise price of the warrants and the remaining term are readily observable in the warrant agreements. The annual rate of dividends is based on the Company’s historical practice of not granting dividends. The closing price of SmartKem stock would fall under Level 1 of the fair-value hierarchy as it is a quoted price in an active market (ASC 820-10). The risk-free rate of return is a Level 2 input as defined in ASC 820-10, while the historical volatility is a Level 3 input as defined in ASC 820. Since the lowest level input is a Level 3, the Company determined the warrant liability is most appropriately classified within Level 3 of the fair value hierarchy.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

The following tables present information about the Company’s financial assets and liabilities that have been measured at fair value as of September 30, 2023 and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value. In general, the fair values were determined using Level 3:

	Quoted Prices	Significant Other	Significant
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs	September 30,
	(Level 1)	(Level 2)	(Level 3)	2023
Description
Liabilities:
Warrant liability	$—	$—	$1,376	$1,376
Total liabilities	$—	$—	$1,376	$1,376

13. SUBSEQUENT EVENTS:

Preferred Stock Conversions

Subsequent to September 30, 2023, the Company issued 7,137 shares of the Company’s common stock upon the conversion 64 shares Series A-2 Preferred Stock.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the financial condition and results of operations of SmartKem, Inc. (“SmartKem” or the “Company”) should be read in conjunction with the unaudited interim condensed consolidated financial statements and notes thereto contained in Item 1 of Part I of this Quarterly Report on Form 10-Q and the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K  for the fiscal year ended December 31, 2022 to provide an understanding of its results of operations, financial condition and cash flows.

All references in this Quarterly Report to “we,” “our,” “us” and the “Company” refer to SmartKem, Inc., and its subsidiaries unless the context indicates otherwise.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity, and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this Quarterly Report on Form 10-Q (this “Report”) that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “10-K”) in Item 1A under “Risk Factors” and the risks detailed from time to time in our future reports filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements include, but are not limited to, statements about:

●	the implementation of our business model and strategic plans for our business, technologies and products;
●	the rate and degree of market acceptance of any of our products or organic semiconductor technology in
●	general, including changes due to the impact of (i) new semiconductor technologies, (ii) the performance of organic semiconductor technology, whether perceived or actual, relative to competing semiconductor materials, and (iii) the performance of our products, whether perceived or actual, compared to competing silicon-based and other products;
●	the timing and success of our, and our customers’, product releases;
●	our ability to develop new products and technologies;
●	our estimates of our expenses, ongoing losses, future revenue and capital requirements, including our our needs for additional financing;

●	our ability to obtain additional funds for our operations and our intended use of any such funds;
●	our ability to remain eligible on an over-the-counter quotation system;
●	our receipt and timing of any royalties, milestone payments or payments for products, under any current or future collaboration, license or other agreements or arrangements;
●	our ability to obtain and maintain intellectual property protection for our technologies and products and our ability to operate our business without infringing the intellectual property rights of others;
●	the strength and marketability of our intellectual property portfolio;
●	our dependence on current and future collaborators for developing, manufacturing or otherwise bringing our products to market;
●	the ability of our third-party supply and manufacturing partners to meet our current and future business needs;
●	our exposure to risks related to international operations;
●	our dependence on third-party fabrication facilities;
●	the impact of the COVID-19 pandemic and any future communicable disease outbreak on our business and operations;
●	our relationships with our executive officers, directors, and significant stockholders;

●	our expectations regarding our classification as a “smaller reporting company,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”) in future periods;
●	our future financial performance;
●	the competitive landscape of our industry;
●	the impact of government regulation and developments relating to us, our competitors, or our industry; and
●	other risks and uncertainties, including those listed under the caption “Risk Factors” in our 10-K.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” in our 10-K and in this Report and elsewhere in this Report.

Any forward-looking statement in this Report reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this Report and the documents that we reference in this Report and have filed with the SEC as exhibits hereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Company Overview

We are seeking to reshape the world of electronics with our disruptive organic thin-film transistors (OTFTs) that have the potential to drive the next generation of displays. Our patented TRUFLEX® semiconductor and dielectric inks, or electronic polymers, are used to make a new type of transistor that could potentially revolutionize the display industry. Our inks enable low temperature printing processes that are compatible with existing manufacturing infrastructure to deliver low-cost displays that outperform existing technologies. Our electronic polymer platform can be used in a number of display technologies including microLED, miniLED and AMOLED displays for next generation televisions, laptops, augmented reality (AR) and virtual reality (VR) headsets, smartwatches, and smartphones.

We develop our materials at its research and development facility in Manchester, UK, our semiconductor manufacturing processes at the Centre for Process Innovation (CPI) at Sedgefield, UK and retain a field application office in Taiwan. We have an extensive IP portfolio including 125 granted patents across 19 patent families and 40 codified trade secrets.

Since our inception in 2009, we have devoted substantial resources to the research and development of materials and production processes for the manufacture of organic thin film transistors and the enhancement of our intellectual property.

Our loss before income taxes was $3.0 million and $4.0 million for the three months ended September 30, 2023 and 2022, and $7.1 million and $10.4 million for the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023, our accumulated deficit was $93.7 million. Substantially all our operating losses have resulted from expenses incurred in connection with research and development activities and from general and administrative costs associated with our operations.

Results of Operations for the three and nine months ended September 30, 2023

Three months ended September 30, 2023 compared with three months ended September 30, 2022

Revenue and Cost of revenue

Revenues were $3.0 thousand in the three months ended September 30, 2023, compared with $26.0 thousand in the same period of 2022. Cost of revenue was $1.0 thousand in the three months ended September 30, 2023, compared with $26.0 thousand in the same period of 2022. The decrease is mainly the results of less unit sales in 2023 compared to 2022. Both revenues and related cost of revenue for the three months ended September 30, 2023 and 2022 are a result of sales of organic thin-film transistor (OTFT) backplanes and TRUFLEX® materials for customer assessment and development purposes.

Other operating income

Other operating income was $0.3 million in the three months ended September 30, 2023, compared to $0.3 million in the same period of 2022. The primary source of the income is related to a research grant and research and development tax credits.

Operating expenses

Operating expenses were $3.0 million for the three months ended September 30, 2023, compared to $2.7 million in the same period of 2022, an increase of $0.3 million.

Research and development expenses are incurred for the development of TRUFLEX® inks to make OTFT circuits and consists primarily of payroll and technical development costs. The research and development expenses represent 53.1% and 49.2% of the total operating expenses for the three months ended September 30, 2023 and 2022, respectively. Research and development expenses increased $0.2 million for the three months ended September 30, 2023 compared to the same period for the prior year. This increase was mainly due personnel severance expenses and technical service fees.

Selling, general and administrative expenses consist primarily of payroll and professional services such as accounting, legal services and investor relations. These expenses represent 42.9% and 50.8% of our total operating expenses for the three months ended September 30, 2023 and 2022, respectively. Selling, general and administrative expenses decreased by $0.1 million for the three months ended September 30, 2023 compared to the same period for the prior year. This decrease was primarily a result of a reductions in investor relations expenses.

Non-Operating income/(expense)

We recorded a gain of $0.5 million related to the valuation of the warrant liability for the three months ended September 30, 2023. There were no similar gains or losses during the same period of the prior year. We recorded losses on foreign currency transactions related to intercompany loans of $0.8 million for the three months ended September 30, 2023 compared to the losses of $1.5 million for the three months ended September 30, 2022. The decrease of $0.7 million is related to favorable changes in the exchange rates.

Nine months ended September 30, 2023 compared with nine months ended September 30, 2022

Revenue and Cost of revenue

Revenues were $27.0 thousand in the nine months ended September 30, 2023, compared with $60.0 thousand in the same period of 2022. Cost of revenue was $23.0 thousand in the nine months ended September 30, 2023, compared with $50.0 thousand in the same period of 2022. The decrease is mainly the results of less unit sales in 2023 compared to 2022. Both revenues and related cost of revenue for the nine months ended September 30, 2023 and 2022 are a result of sales of organic thin-film transistor (OTFT) backplanes and TRUFLEX® materials for customer assessment and development purposes.

Other operating income

Other operating income was $0.7 million and $0.9 million the nine months ended September 30, 2023 and 2022. The primary source of the other operating income is related to a research grant and research and development tax credits.

Operating expenses

Operating expenses for the nine months ended September 30, 2023 were $8.3 million compared to $8.2 million in the same period of 2022.

Research and development expenses are incurred for the development of TRUFLEX® inks to make OTFT circuits and consists primarily of payroll and technical development costs. Research and development expenses were $4.1 million and $4.2 million for the nine months ended September 30, 2023 and 2022. The decrease of $0.1 million is primarily due to the reduction of personnel and professional service fee expenses. The research and development expenses represents 49.4% and 50.9% of total operating expenses for the nine months ended September 30, 2023 and 2022, respectively.

Selling, general and administrative expenses consist primarily of payroll and professional services such as accounting, legal services and investor relations, These expenses represent 48.4% and 49.1% of our total operating expenses for the nine months ended September 30, 2023 and 2022, respectively. Selling, general and administrative expenses were $4.0 million for the nine months ended September 30, 2023, as compared to $4.0 million for the nine months ended September 30, 2022.

Losses on foreign currency transactions related to operating expense were $0.2 million for the nine months ended September 30, 2023.

Non-Operating income/(expense)

Issuance costs of $0.2 million allocated to the warrant liability were expensed in full during the nine months ended September 30, 2023. The majority of costs were legal, placement and consulting fees specifically related to the private placement transaction. We recorded a gain of $0.5 million related to the valuation of the warrant liability for the nine months ended September 30, 2023. There were no similar gains or losses during the same period of the prior year. We recorded gains on foreign currency transactions related to intercompany loans of $0.2 million for the nine months ended September 30, 2023 compared to the losses of $3.1 million for the nine months ended September 30, 2022. The increase of $3.3 million is related to the favorable changes in the exchange rates.

Liquidity and Capital Resources

To date, we have funded our liquidity and capital requirements primarily with proceeds from the private sale of our equity and debt securities and borrowing against our research and development credits. As of September 30, 2023, our cash and cash equivalents were $11.2 million compared with $4.2 million as of December 31, 2022. The increase of $7.0 million is due to net proceeds of $12.7 million received related to the June 2023 PIPE financing and was offset by cash usage of $5.6 million related to operating activities.

We believe that our existing cash as of September 30, 2023 will be sufficient to fund our operations through for the next twelve months if we continue to spend to our forecast, and that we may require additional capital funding to continue our operations and research and development activity thereafter.

Our capital commitments over the next twelve months include (a) $1.5 million to satisfy accounts payable and accrued expenses and (b) $0.2 million to satisfy the lease liabilities. Additional capital commitments beyond the next twelve months include $0.1 million of lease liabilities.

Critical Accounting Estimates

We allocated part of the proceeds of private placement of the Series A-1 and Series A-2 Preferred Stock to warrant liability relating to the warrants issued in connection with the transaction. The valuations of the warrants were determined using option pricing models. These models use inputs such as the underlying price of the shares issued at the measurement date, volatility, risk free interest rate and expected life of the instrument. We have classified the warrants as a long-term liability due to certain provisions relating to the holders’ ability to exercise the warrants beyond twelve months of the reporting date and has accounted for them as derivative instruments in accordance with ASC 815, adjusting the fair value at the end of each reporting period.

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim reporting. Other than the accounting for the valuation of warrant liability, during the three and nine months ended September 30, 2023, there were no material changes to our critical accounting policies as reported in the 10-K. A description of certain accounting policies that may have a significant impact on amounts reported in the financial statements is disclosed in Note 3 to the audited consolidated financial statements contained in the 10-K.

Warrant Liability

We account for our outstanding warrants in accordance with the guidance contained in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging, under which warrants that do not meet the criteria for equity treatment must be recorded as liabilities. In accordance with that guidance, we have classified our outstanding warrants as liabilities at their fair value and adjust the warrants to fair value in respect of each reporting period. The valuation of the warrant liability is determined using an option pricing model. This model uses inputs such as the underlying price of the shares issued at the measurement date, expected volatility, risk free interest rate and expected life of the instrument. Since our common stock was not publicly traded until February 2022 there has been insufficient volatility data available. Accordingly, we have used an expected volatility based on historical common stock volatility of our peers. In addition, we have used the probability of uplisting as an input in the model to determine the fair value of the warrant liability as certain features of the warrants will be eliminated or adjusted upon an uplisting. We will adjust the fair value of the warranty liability at the end of each reporting period.

Issuance Costs

We have assessed the issuance cost in connection with the issuance of an equity offering. ASC 340-10-S99-1 states that specific incremental costs directly attributable to a proposed or actual offering of equity securities may properly be deferred and charged against the gross proceeds of the offering. Analogizing to that guidance, specific incremental costs directly attributable to the issuance of an equity contract to be classified in equity should generally be recorded as a reduction in equity. However, issuance costs for equity contracts that are classified as a liability are required to be expensed immediately. The issuance costs are allocated to the equity and liability components of the underlying transaction on a basis of the allocated fair value of the gross proceeds in the overall transactions.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

Item 4. Controls and Procedures

Inherent Limitations on Effectiveness of Controls

Our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well-designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected.

Evaluation of Disclosure Controls and Procedures

The Company’s management, with the participation of its Chief Executive Officer and Chief Financial Officer, performed an evaluation of the effectiveness of the design and operation of its disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) of the Exchange Act). Based on that evaluation, the Chief Executive Officer and Chief Accounting Officer concluded that our disclosure controls and procedures were not effective as of September 30, 2023, because of the material weaknesses in internal control over financial reporting described below.

Material Weakness in Internal Control Over Financial Reporting

In connection with the preparation of the financial statements for the second quarter of 2023 a material weakness in the Company’s internal control over financial reporting was identified relating to the complex financial reporting and accounting associated with the Company’s June 2023 private placement, a non-cash item. None of the Company’s filed financial statements are impacted. The September 30, 2023 financial statements contained in this Form 10-Q reflect the appropriate accounting for this transaction and no prior financial statements were impacted.

Remediation

In connection with the preparation of its quarterly report for the three and nine months ended September 30, 2023 the Company implemented and used the adjusted review procedures. Management continues to implement measures designed to ensure that the control deficiency contributing to the material weakness is remediated, such that the controls are designed, implemented, and operating effectively. The remediation actions include the enhancement of control activity evidence, improvement of management review controls, and recording of the fair value of the warrant liability.

While we believe that these actions will be sufficient to remediate the material weakness, it will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. We expect that the remediation of this material weakness will be completed prior to the end of fiscal 2023.

Changes in Internal Controls over Financial Reporting

Aside from the steps taken to address the material weakness discussed above, there were no other changes in our internal control over financial reporting identified in connection with the evaluation required by Rule 13a-15(d) and 15d-15(d) of the Exchange Act) that occurred during the period covered by this Report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1. Legal Proceedings

None

Item 1A. Risk Factors

In addition to the other information set forth in this report, you should carefully consider the factors discussed in Part I, “Item 1A. Risk Factors” in the 10-K, which could materially affect our business, financial condition or future results. The risks described in the 10-K may not be the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

Except as set forth below there have been no material changes to the risk factors previously disclosed in the 10-K.

In order to comply with environmental laws and regulations, we may need to modify our activities or incur substantial costs, and such laws and regulations, including any failure to comply with such laws and regulations, could subject us to substantial costs, liabilities, obligations and fines.

We must comply with federal, state, local and foreign governmental regulations related to the use, storage, discharge and disposal of materials used in our products and manufacturing processes. Our failure to comply with such regulations could result in significant fines, suspension of production, cessation of operations or future liabilities. Such regulations could also require us in the future to incur significant expenses to comply with such regulations. Our use of potentially hazardous materials could also restrict our ability to manufacture or sell our products to certain countries, require us to modify our logistics, or require us to incur other significant costs and expenses.

For example, in February 2023 the Member States Committee of the European Chemicals Agency, or the ECHA, published a report and supporting annexes related to a proposal to ban the manufacturing, placing on the market, and use of per-and polyfluoroalkyl substances (“PFAS”) in the European Union. In this regulatory process, more than 10,000 substances, including chemicals we use, are being considered for potential broad regulatory action. We submitted evidence in September 2023 supporting requests to be exempt from the ban for specific uses of PFAS, both in materials formulations and packaging materials for chemicals. If the PFAS ban in the EU is ultimately enacted, and our derogation requests are not granted, we will not be able to manufacture and sell our products in the EU as they are currently manufactured, and our business would be adversely affected. In addition, any exemptions may be limited in time, and in such case, we would eventually be required to eliminate the use of PFAS in our products, which may make it more expensive for us to manufacture, sell and ship our products.

Environmental laws and regulations continue to expand with a focus on reducing or eliminating hazardous substances in electronic products and it may be difficult for us to timely comply with any future environmental laws applicable to us. In addition, we may have to write off inventory if we hold unsaleable inventory as a result of changes to regulations. These requirements may increase our own costs, as well as those passed on to us by our supply chain.

The terms of the June 2023 PIPE contain restrictions on our operations and on our ability to raise additional capital that may have an adverse effect on us.

The terms of the June 2023 PIPE include a number of restrictions on our operations and on our ability to raise additional capital. The Purchase Agreement, among other things, provides that, for a period ending on June 14, 2024, we may not use cash from operating activities (as defined under U.S. generally accepted accounting principles) of more than an average of $2.8 million for any consecutive three-month period (subject to certain exceptions). This provision may cause us to delay certain actions that may benefit our business and may prevent us from pursuing potentially favorable business opportunities, even if a majority of our board of directors believes such actions or opportunities are in the best interest of our company and our stockholders.

Under the terms of the Purchase Agreement, for a period ending on December 15, 2025, in the event that we issue common stock or common stock equivalents in a subsequent financing (as defined in the Purchase Agreement), the significant purchasers (defined in the Purchase Agreement as a purchaser acquiring at least 1,000 shares of Series A-1 Preferred Stock) will have the right to purchase up to 40% of the securities sold in the subsequent financing. This provision may make it more difficult for us to raise additional capital because other investors may want to provide all, or a larger portion of the capital provided in the subsequent financing or may be unwilling to co-invest with one or more of the significant purchasers or may be unwilling to commit to provide financing without knowing how much of the subsequent financing will be provided by the significant purchasers.

In addition, during such period, we may not issue common stock or common stock equivalents in a subsequent financing with an effective price per share of common stock that is or may become lower than the then-effective conversion price of the Series A-1 Preferred Stock without the consent of the significant purchasers, which must include AIGH Investment Partners LP and its affiliates for so long as they are holding at least $1,500,000 in aggregate stated value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement. This provision may prevent us from obtaining additional capital on market terms even if a majority of our board of directors believes that the terms of the subsequent financing are in the best interests of our company and our stockholders. This provision may also have the effect of increasing the cost of obtaining additional capital either because the significant purchasers refuse to consent to any such subsequent financing unless provided by them on terms approved by them or because we are required to provide additional consideration to such significant purchasers in exchange for their consent.

In the event that we issue common stock or common stock equivalents in a subsequent financing prior to the time our common stock is listed on a national securities exchange, the Purchase Agreement provides that if a significant purchaser reasonably believes that any of the terms and conditions of the subsequent financing are more favorable to an investor in the subsequent financing than the terms of the June 2023 PIPE, such significant purchaser has the right to require us to amend the terms of the June 2023 PIPE to include such more favorable term for such significant purchaser. This provision may make it more expensive to obtain additional capital prior to an uplisting because it permits any significant purchaser to “cherry pick” the terms of the subsequent financing and to require any term deemed to be more favorable to be included retroactively in the terms of the June 2023 PIPE. This provision also potentially creates uncertainty around the terms of a subsequent financing because the significant purchasers have the right to review terms of a completed subsequent financing before deciding which, if any, of the terms thereof they find more favorable to them.

The Purchase Agreement provides that, until June 14, 2025, a significant purchaser may participate in a subsequent transaction by exchanging some or all of its Series A-1 Preferred Stock having a stated value equal to its subscription amount in the subsequent financing. This provision may adversely affect the amount of capital we raise in a subsequent financing, as it permits a significant purchaser to roll its existing investment into the new financing rather than being required to invest cash. This provision also has the potential to make it more difficult for us to raise additional capital as other investors may want to provide all or a larger portion of the capital provided in the subsequent financing or may require us to raise a minimum amount of new capital or may be unwilling to commit to provide financing without knowing how much of the subsequent financing will be provided by the significant purchasers in cash.

If we are unable to raise additional capital when needed, we may be required to delay, limit, reduce or terminate commercialization, our research and product development, or grant rights to develop and market our products that we would otherwise prefer to develop and market ourselves and may have a material adverse effect on our business, financial condition and results of operations.

The Series A-1 Preferred Stock contains certain terms and restrictions that may have a material adverse effect on our business, financial condition and results of operations.

The Series A-1 Preferred Stock provides that if the volume weighted average price of our common stock for the 30-day period ending on December 14, 2024 is less than the then-current conversion price of the Series A-1 Preferred Stock, the Series A-1 Preferred Stock will accrue dividends at an annual rate of 19.99% of the stated value thereof. Those dividends must be paid in cash unless certain equity conditions are met, in which case we may pay such dividends by issuing shares of common stock having a per share value equal to 90% of the volume weighted average price of our common stock for the 10-day period ending on the date of payment. No assurance can be given that we would satisfy the conditions permitting us to pay dividends on the Series A-1 Preferred Stock in shares of common stock. Any cash dividends required to be paid would materially and adversely affect our financial condition. Even if we are able to pay such dividends in shares of common stock, the issuance of such shares would have a dilutive effect on the ownership interests of the holders of our common stock.

Among other things, the Series A-1 Preferred Stock prohibits us from (i) issuing additional shares of preferred stock ranking on a parity as to dividends or upon liquidation, (ii) incurring more than $1,000,000 in new debt, (iii) granting liens and security interests on our assets (subject to certain exceptions), or (iv) repurchasing shares of common stock, common stock equivalents or junior securities (as defined in the certificate of designation) subject to certain exceptions, or paying dividends on junior securities debt, without the vote or consent of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock which must include AIGH Investment Partners LP and its affiliates for so long as they are holding at least $1,500,000 in aggregate stated value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement. These restrictions have the potential to limit our ability to issue shares of preferred stock to raise capital as investors are unlikely to invest in preferred stock which is structurally subordinated to the Series A-1 Preferred Stock or to make the use of preferred stock more expensive as investors are likely to demand premium terms to invest in a series of junior preferred stock. These provisions may also have the effect of increasing the cost of obtaining additional capital either because the holders of the Series A-1 Preferred Stock refuse to consent to the issuance of a parity series of preferred stock unless issued to them on terms approved by them or because we are required to provide additional consideration to such holders in exchange for their consent. The restrictions on our ability to incur debt or grant liens on our assets may prevent us from acquiring equipment or other assets using purchase price financing or leasing even if the acquisition of such equipment or other assets is in the best interests of our stockholders.

The terms and restrictions summarized above may have a material adverse effect on our business, financial condition and results of operations.

The transfer of our technology and manufacturing know-how to a third-party commercial manufacturer may result in unanticipated costs and delays that could have a material and adverse effect our business, financial condition and results of operations.

We do not have the ability to produce our flexible transistors at commercial scale. We have recently engaged a third-party foundry service in Taiwan to assist us in developing a commercial manufacturing process for our products with the ultimate goal of enabling one or more third parties to manufacture our products at commercial scale for customers that do not have their own facilities. While we believe that display products utilizing our proprietary OTFTs can be made using existing commercial processes, we expect that transferring our technology and manufacturing know-how to a third-party manufacturer will be a time-intensive and costly process. We may also be required to adapt our manufacturing processes to enable our display products to be made at commercial scale. Any contract manufacturer will be required to manufacture products to our customers’ specifications. We may be required to expend significant management and financial resources to enable contract manufacturers to meet those specifications. In addition, any contract manufacturer may not be able to manufacture products meeting the required specifications at the cost, in the volume or on the schedule that we expect. As a result, we may be subject to unanticipated costs and delays that could have a material adverse effect on our business, financial condition and results of operations.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not Applicable.

Item 5. Other Information

None.

Item 6. Exhibits

See Exhibit Index.

EXHIBIT INDEX

Exhibit No.	Description

2.1 *	Share Exchange Agreement, dated as of February 23, 2021, among the Registrant, SmartKem Limited and the shareholders of SmartKem Limited (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 24, 2021)

3.1†	Amended and Restated Certificate of Incorporation of the Registrant, as amended to date

3.2	Amended and Restated Bylaws of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on February 24, 2021)

3.3†	Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Preferred Stock

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A-2 Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 15, 2023)

10.1	Amendment to the 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 28, 2023)

31.1†	Certification of Principal Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2†	Certification of Principal Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1††	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2††	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS†	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH†	Inline XBRL Taxonomy Extension Schema Document

101.CAL†	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF†	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB†	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE†	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104†	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

* Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally a copy of any of the omitted schedules and exhibits to the SEC on a confidential basis upon request.

†  Filed herewith.

†† This certification is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section. Such certification will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the registrant specifically incorporates it by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, duly authorized.

Date: November 13, 2023

SMARTKEM, INC.

By:	/s/ Ian Jenks
Name:	Ian Jenks
Title:	Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

By:	/s/ Barbra C. Keck
Name:	Barbra C. Keck
Title:	Chief Financial Officer
(Principal Financial Officer)

Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PARASOL INVESTMENTS CORPORATION

Parasol Investments Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.	This corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on May 13, 2020 under the name Parasol Investments Corporation. Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation (this “Certificate”) with the Secretary of State of the State of Delaware, the name of the Corporation is “SmartKem, Inc.”

B.	This Certificate amends, restates and integrates the provisions of the Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on May 13, 2020 (the “Original Certificate”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

C.	The text of the Original Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is “SmartKem, Inc.”

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

(A) Classes of Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 310,000,000 shares which shall be divided into two classes of stock to be designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock that the Corporation is authorized to issue is 300,000,000 shares, par value $0.0001 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000 shares, par value $0.0001 per share. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(B) Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

1. Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be set forth herein or designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Certificate of Incorporation (as the same may be amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be

Exhibit 3.1

entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3. Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4. Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section B(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

(C) Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates on which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

Exhibit 3.1

(i) restrictions on the issuance of shares of the same series or any other class or series;

(j) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(k) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions thereof, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

This Article V is inserted for the management of the business and for the conduct of the affairs of the Corporation.

(A) General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by this Certificate of Incorporation or the DGCL.

(B) Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be fixed from time to time by resolution of the Board.

(C) (C) Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

(D) Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

(E) Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall, in the case of a newly created directorship, hold office for the full term of the class in which the newly created directorship was created or, in the case of a vacancy, hold office for the remaining term of his or her predecessor and in each case until his or her successor shall be elected and qualified, subject to his or her earlier death, disqualification, resignation or removal.

(F) Removal. Subject to the rights of the holders of any series of Preferred Stock, any director or the entire Board may be removed from office at any time, but only for cause.

Exhibit 3.1

(G) Committees. Pursuant to the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

(H) Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

(I) Preferred Stock Directors. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof or any Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of authorized directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof or any Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VI

Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article VII shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article VII shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII

The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX

Except as otherwise provided in the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

ARTICLE X

Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called

Exhibit 3.1

by another other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE XI

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article V, Article VII, Article VIII, Article IX, Article X, Article XII, Article XIII, and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article VII, Article VIII and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE XII

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed by the stockholders of the Corporation and new Bylaws may be adopted by the stockholders of the Corporation by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding stock of the Corporation entitled to vote thereon.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, this Article XIII shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

[Remainder of Page Intentionally Left Blank]

Exhibit 3.1

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this 23rd day of February, 2021.

PARASOL INVESTMENTS CORPORATION

By:	/s/ Robert Bahns
Name: Robert Bahns
Title: Chief Financial Officer

Signature Page to Amended and Restated Certificate of Incorporation

Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SMARTKEM, INC.

SmartKem, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That a resolution was duly adopted on July 13, 2023, by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at the annual meeting of stockholders held on August 25, 2023, in accordance with Section 242 of the General Corporation Law of the State of Delaware. The proposed amendment set forth as follows:

Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is amended by adding the following after the first paragraph of Section A of Article IV:

“Upon effectiveness (“Effective Time”) of this amendment to the Certificate of Incorporation, a one-for-thirty-five reverse stock split (the “Reverse Split”) of the Corporation’s Common Stock shall become effective, pursuant to which each thirty-five (35) shares of Common Stock outstanding and held of record by each stockholder of the Corporation and each share of Common Stock held in treasury by the Corporation immediately prior to the Effective Time (“Old Common Stock”) shall automatically, and without any action by the holder thereof, be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (“New Common Stock”), subject to the treatment of fractional interests as described below and with no corresponding reduction in the number of authorized shares of our Common Stock. The Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock and all references to such Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the New Common Stock or options or rights to purchase or acquire shares of New Common stock, as the case may be, after giving effect to the Reverse Split.

No fractional shares of Common Stock will be issued in connection with the Reverse Split. If, upon aggregating all of the Common Stock held by a holder of Common Stock immediately following the Reverse Split a holder of Common Stock would otherwise be entitled to a fractional share of Common Stock, the Corporation shall issue to such holder such fractions of a share of Common Stock as are necessary to round the number of shares of Common Stock held by such holder up to the nearest whole share.

 Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified, subject to adjustment for fractional shares as described above.”

Exhibit 3.1

SECOND: That said amendment will have an Effective Time of 12:01 AM, Eastern Time, on September 20, 2023.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 19th day of September 2023.

/s/ Ian Jenks

Ian Jenks

Chief Executive Officer

Exhibit 3.1

CERTIFICATE OF CORRECTION

TO

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SMARTKEM, INC.

(Under Section 103(f) of the General Corporation Law of the State of Delaware)

The undersigned, being the Chief Financial Officer of SmartKem, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is SmartKem, Inc.

2.	The Certificate of Amendment to the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on September 19, 2023 (the “Certificate of Amendment”) requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware (the “DGCL”).

3.	The inaccuracies or defects contained in the Certificate of Amendment are as follows:

a.	As a result of a scrivener’s error, Section SECOND of the Certificate of Amendment erroneously states that the Certificate of Amendment will have an Effective Time of 12:01 AM, Eastern Time, on September 20, 2023. However, the Effective Time of the Certificate of Amendment is intended to be September 21, 2023.

4.	Section SECOND of the Certificate of Amendment is hereby corrected to read in its entirety as follows:

“SECOND: That said amendment will have an Effective Time of 12:01 AM, Eastern Time, on September 21, 2023.”

5.Other than as provided in this Certificate of Correction, all terms and provisions of the Certificate of Amendment remain in full force and effect.

[Signature Page Follows]

Exhibit 3.1

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, has executed this Certificate of Correction to the Certificate of Amendment on behalf of the Corporation this 19th day of September, 2023.

By: /s/ Barbra Keck

Name: Barbra Keck

Title: Chief Financial Officer

Exhibit 3.3

SMARTKEM, INC.

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A-1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Ian Jenks and Barbra Keck, do hereby certify that:

1.They are the President and Secretary, respectively, of SmartKem, Inc., a Delaware corporation (the “Corporation”).

2.The Corporation is authorized to issue 10,000,000 shares of preferred stock, of which none have been issued.

3.The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) authorizes the Corporation to issue 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), which may be issued from time to time in one or more series; and

WHEREAS, the Amended and Restated Certificate of Incorporation authorizes the Board of Directors to establish the number of shares to be included in such series, and to fix the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 18,000 shares of Series A-1 Preferred Stock and (iii) the Board of Directors hereby fixes the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of such shares of Series A-1 Preferred Stock as follows:

TERMS OF SERIES A-1 PREFERRED STOCK

Section 1.Definitions.  Unless otherwise defined herein, capitalized terms have the respective meanings ascribed thereto in the Purchase Agreement.  For the purposes hereof, the following terms shall have the following meanings:

Exhibit 3.3

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Base Conversion Price” shall have the meaning set forth in Section 7(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(e).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(d)(iv).

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission and includes the staff thereof acting on its behalf.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(c).

Exhibit 3.3

“Conversion Ratio” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A-1 Preferred Stock in accordance with the terms hereof.

“DGCL” means the Delaware General Corporation Law, as in effect on the Original Issue Date.

“Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 7(b).

“Effective Date” means the date that the Conversion Shares Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Equity Conditions” means, during the period in question, (a) the Corporation shall have effected all conversions of Series A-1 Preferred Stock and exercises of Warrants required to occur by virtue of one or more Notices of Conversion and Notices of Exercise, respectively, of the applicable Holder on or prior to the dates so requested or required, if any, (b) the Corporation shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Series A-1 Preferred Stock and Warrants, if any, (c)(i) there is an effective Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Conversion Shares (and the Corporation has no reason to believe, in good faith, that such effectiveness will be interrupted for the foreseeable future) or (ii) all of the Conversion Shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions and the Corporation has satisfied any current public information requirements specified in Rule 144(c), (d) the Common Stock and all of the shares issued or issuable pursuant to the Transaction Documents (other than Dividend Shares which have not been issued at such time) are or have been irrevocably approved by any Uplisting Market to be listed or quoted for trading (and the Corporation has no reason to believe, in good faith, that trading of the Common Stock on such Uplisting Market will be interrupted for the foreseeable future), (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock available and reserved for the issuance of not less than the Required Minimum, (f) the issuance of the shares in question to the applicable Holder would not cause such Holder to exceed its Beneficial Ownership Limitation herein, (g) the applicable Holder is not in possession of any information provided directly by the Corporation, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that, in the good faith opinion of the Purchaser, constitutes, or may constitute, material non-public information, (h) the Corporation is not in default under any of the Transaction Documents, (i) for each Trading Day in any period of 10 consecutive Trading Days immediately preceding the Trading Day Notice of Conversion is given, the closing price of the Common Stock as reported by Bloomberg L.P. for the principal Trading Market is not less than $0.70 (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof), and (j) for each Trading Day for the 30 Trading Days immediately preceding the Trading Day that a Mandatory Conversion Notice is given, the daily trading volume on the principal Trading Market has not been less than $1,000,000 during a 30 consecutive Trading Day period

Exhibit 3.3

prior to the applicable date in question, the daily trading volume for the Common Stock on the principal Trading Market exceeds 100,000 shares per Trading Day (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” shall have the meaning ascribed thereto in the Purchase Agreement.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“Fundamental Transaction Notice Date” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

“Junior Securities” means the Common Stock, any other series of Preferred Stock (other than the Corporation’s Series A-2 Preferred Stock), whether now existing or authorized in the future, and all other Common Stock Equivalents of the Corporation.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 5.

“Mandatory Conversion” shall have the meaning set forth in Section 6(b).

“Mandatory Conversion Date” shall have the meaning set forth in Section 6(b).

“Mandatory Conversion Notice” shall have the meaning set forth in Section 6(b).

“New Common Stock” shall have the meaning set forth in Section 7(a).

“New York Courts” shall have the meaning set forth in Section 10(d).

Exhibit 3.3

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of Series A-1 Preferred Stock regardless of the number of transfers of any particular shares of Series A-1 Preferred Stock and regardless of the number of certificates, if any, which may be issued to evidence such Series A-1 Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Permitted Indebtedness” means (a) in addition to Indebtedness existing on the Original Issue Date and up to $1,000,000 in the aggregate of future Indebtedness, and (b) lease obligations and purchase money indebtedness incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, up to the lesser of the purchase price or market value of each such capital assets and leased assets.

“Permitted Liens” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Corporation) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Corporation’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Corporation’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Corporation and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clause (a) thereunder, and (d) Liens incurred in connection with Permitted Indebtedness under clause (b) thereunder, provided that such Liens are not secured by assets of the Corporation or its Subsidiaries other than the assets so acquired or leased.

“Preferred Stock” shall have the meaning set forth in the recitals.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of  June 14, 2023, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Corporation and the original Holders, in the form of Exhibit C attached to the Purchase Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement.

Exhibit 3.3

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then potentially issuable in the future at the Conversion Price and Exercise Prices in effect on such date pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants or conversion in full of all shares of Preferred Stock at the Conversion Price and Exercise Prices in effect on such date, including any Dividend Shares actually issued and outstanding as of such date (but assuming any future dividends on the Series A-1 Preferred Stock pursuant to Section 3(b) are paid in cash), ignoring any conversion or exercise limits set forth therein.

“Reverse Stock Split Proposal” means a proposal to amend the Corporation’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of Common Stock at a ratio of between one for thirty (1:30) and one for sixty (1:60) with the specific ratio to be determined by the Board of Directors in its reasonable discretion, primarily for the purpose of satisfying any minimum bid price or closing price requirements applicable to the Common Stock in connection with the Uplisting.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended and interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities” means the Series A-1 Preferred Stock, the Warrants, the Warrant Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A-2 Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series A-2 Convertible Preferred Stock.

“Series A-2 Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A-2 Preferred Stock in accordance with the terms of the Series A-2 Certificate of Designation.

“Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, par value $0.0001 per share.

“Share Delivery Date” shall have the meaning set forth in Section 6(d)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Series A-1 Preferred Stock and Warrants purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next

Exhibit 3.3

to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Corporation and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB Venture Market (“OTCQB”)  or the OTCQX Best Market (“OTCQX”) (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, the Registration Rights Agreement, the Voting Agreements, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means VStock Transfer, LLC., the current transfer agent of the Corporation and any successor transfer agent of the Corporation.  The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598 and its taxpayer identification number is 211826-8436.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Series A-1 Preferred Stock, excluding any Dividend Shares not issued and outstanding, and upon the exercise of the Warrants.

“Uplisting” means the listing of the Common Stock on an Uplisting Market.

“Uplisting Effective Date” means the Trading Day on which the Common Stock commences trading on an Uplisting Market.

“Uplisting Market” means any of the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange, or their respective successors.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTCQB or the OTCQX is a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on

Exhibit 3.3

OTCQB or OTCQX as applicable, (c) if the Common Stock is not then quoted on OTCQB or OTCQX and if prices for the Common Stock are then reported in the Pink Open Market (“Pink Market”) operated by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Holders at the Closing in accordance with Section 2.2(a) of the Purchase Agreement.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2.  Designation, Amount and Par Value. The series of preferred stock shall be designated as Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and the number of shares so designated shall be 18,000 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Series A-1 Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series A-1 Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1,000 (the “Stated Value”).

Section 3. Dividends.

a)In addition to stock dividends or distributions for which adjustments are to be made pursuant to Section 7 and the dividends payable pursuant Section 3(b), Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A-1 Preferred Stock equal (on an as-if-converted-to- Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A-1 Preferred Stock.

b)In the event that on the 18th month anniversary of the Closing Date, the trailing 30-day VWAP is less than the then in effect Conversion Price, the Series A-1 Preferred Stock shall begin accruing dividends at the annual rate of 19.99% of the Stated Value (the “Series A-1 Dividend”).  The Series A-1 Dividend shall be paid to each Holder quarterly in arrears on the fifth Business Day of each calendar quarter.  The Series A-1 Dividend shall be paid in cash, or provided the Equity Conditions have been met (other than clause (i) of the definition of Equity Conditions, which shall not be applicable), at the option of the Corporation all or in part in shares of the Common Stock at a price per share equal to ninety percent (90%) of the trailing 10-day VWAP for the last 10 Trading Days prior to the date the Series A-1 Dividend is paid.  In the event the Corporation is unable to pay the dividend in cash or Common Stock because the applicable Equity Conditions cannot be met or because the payment of the dividend in Common Stock would violate the rules and regulations of the Trading Market or requires the approval of stockholders thereunder, the Series A-1 Dividend shall accrue until the Corporation can make payment in cash

Exhibit 3.3

or Common Stock in which case the shares of Common Stock shall have a price per share equal to ninety percent (90%) of the trailing 10-day VWAP for the last 10 Trading Days prior to the date the Series A-1 Dividend is paid or otherwise required to have been paid but for the foregoing restrictions, whichever is less.

Section 4.  Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series A-1 Preferred Stock shall have no voting rights. Notwithstanding the foregoing, the outstanding shares of Series A-1 Preferred Stock shall vote together with the outstanding shares of Common Stock on an as-converted basis (after giving effect to any limit on conversion specified in Section 6(e)) as a single class exclusively with respect to the Reverse Stock Split Proposal and shall not be entitled to vote on any other matter except to the extent required under the DGCL or as provided below.  The Series A-1 Preferred Stock shall be counted for purposes of determining a quorum on an as-converted-to-Common-Stock basis (after giving effect to any limit on conversion specified in Section 6(e)).  As long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A-1 Preferred Stock which must include AIGH Investment Partners LP and its Affiliates (“AIGH”) for so long as AIGH is holding at least $1,500,000 in aggregate Stated Value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement, (a) alter or change the powers, preferences or rights given to the Series A-1 Preferred Stock, (b) alter or amend its Amended and Restated Certificate of Incorporation, this Certificate of Designation, the Series A-2 Certificate of Designation or bylaws in such a manner so as to materially adversely affect any rights given to this Series A-1 Preferred Stock, (c) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to, or otherwise pari passu with, the Series A-1 Preferred Stock, other than up to 18,000 shares of Series A-2 Preferred Stock (d) increase the number of authorized shares of Series A-1 Preferred Stock, (e) issue any Series A-1 Preferred Stock except pursuant to the Purchase Agreement, or (f) enter into any agreement to do any of the foregoing.

Section 5.  Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Series A-1 Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders and the holders of the Series A-2 Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Section 6.Conversion.

a)Conversions at Option of Holders. Each share of Series A-1 Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth herein) determined by dividing the Stated Value of such share of Series A-1 Preferred Stock by the Conversion Price (the “Conversion Ratio"). Holders shall effect

Exhibit 3.3

conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”); provided that the Corporation shall not be required to honor such request if such conversion does not involve an underlying conversion value of Common Stock of at least $5,000 based on the Stated Value of such Series A-1 Preferred Stock subject to the conversion on the Conversion Date (as defined below) (unless such lesser amount relates to all of a Holder’s Series A-1 Preferred Stock). Each Notice of Conversion shall specify the number of shares of Series A-1 Preferred Stock to be converted, the number of shares of Series A-1 Preferred Stock owned prior to the conversion at issue, the number of shares of Series A-1 Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by .pdf via email such Notice of  Conversion to the Corporation (such date, the “Conversion Date”). The Corporation shall be entitled to rely on any Notice of Conversion if it is received from the notice address the Corporation is provided in connection with such transfer. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A-1 Preferred Stock, a Holder shall deliver transfer instruments reasonably satisfactory to the Corporation and shall surrender certificate(s), if any, representing the shares of such Series A-1 Preferred Stock to the Corporation. Upon surrender of a certificate representing shares of Series A-1 Preferred Stock that are to be converted in part pursuant to this Certificate of Designation, the Corporation shall cause the Transfer Agent to issue a book entry receipt representing the number of shares of Series A-1 Preferred Stock that are not so converted. Shares of Series A-1 Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

b)Mandatory Conversion at the Option of the Corporation.  So long as the Equity Conditions are satisfied, the Corporation shall have the right to mandatorily convert (a “Mandatory Conversion”) effective upon the date (the “Mandatory Conversion Date”) set forth in a written notice provided to the Holders of the then-outstanding shares of Series A-1 Preferred Stock (a “Mandatory Conversion Notice”), which Mandatory Conversion Date shall not be less than three (3) Trading Days from the date of the Mandatory Conversion Notice, without further action on the part of the Holders thereof and without payment of any additional consideration, all but, except as provided below, not less than all of the shares of Series A-1 Preferred Stock then outstanding into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series A-1 Preferred Stock by the Conversion Price.  In the event that any Mandatory Conversion Notice would result in a Holder exceeding its Beneficial Ownership Limitation (after giving effect to the Mandatory Conversion of shares of Series A-1 Preferred Stock held by the other Holders), then (i) the Mandatory Conversion Notice shall be deemed to relate only to the conversion of the shares of Series A-1 Preferred Stock held by such Holder that would not cause such Holder to exceed its Beneficial Ownership Limitation (after giving effect to the Mandatory Conversion of shares of Series A-1 Preferred Stock held by the other Holders), and (ii) the Corporation shall have the right to provide a subsequent Mandatory Conversion Notice to such Holder if (a) the Equity Conditions are satisfied as of the date of such subsequent

Exhibit 3.3

Mandatory Conversion Notice.  For the avoidance of doubt, any subsequent Mandatory Conversion Notice would be subject to the provisions of the foregoing sentence. From and after the Mandatory Conversion Date, the Series A-1 Preferred Stock converted in the Mandatory Conversion shall be deemed to be cancelled and the Corporation shall cause the Transfer Agent to issue to the former Holders of the shares of Series A-1 Preferred Stock so converted the shares of Common Stock to which they are entitled in accordance with the provisions of Section 6(d) below.

c)Conversion Price. The conversion price for the Series A-1 Preferred Stock shall equal $0.25 (the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in Section 7.

d)Mechanics of Conversion.

i.Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date or Mandatory Conversion Date, as applicable (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series A-1 Preferred Stock. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

ii.Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, such Holder shall, to the fullest extent permitted by law, be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to such Holder the shares of Series A-1 Preferred Stock delivered to the Corporation and such Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.  In the event of such rescission, the Corporation shall be obligated to pay accrued liquidated damages but there shall be no obligation to pay liquidated damages following such rescission with respect to the prior default by the Corporation for the rescinded Notice of Conversion.

iii.Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A-1 Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim or recoupment; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of its Series A-1 Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any

Exhibit 3.3

violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A-1 Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series A-1 Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment in its favor. In the absence of such injunction, the Corporation shall issue Conversion Shares in accordance with the terms of this Certificate of Designation. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(d)(i) by the Share Delivery Date applicable to such conversion when it was required to do so under this Certificate of Designation, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Underlying Shares (based on the higher of the VWAP of the Common Stock on the Conversion Date or the Mandatory Conversion Date, as applicable, and the Stated Value of the Series A-1 Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or the Holder rescinds such conversion, to the extent applicable. To the fullest extend permitted by law, nothing herein shall limit a Holder’s right to pursue actual damages pursuant to any Transaction Document for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. To the fullest extent permitted by law, the exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Nothing herein shall require the Corporation to issue Conversion Shares (or pay liquidated damages for its failure to do so) if the Notice of Conversion is incomplete or was not properly delivered to the Corporation in accordance with this Certificate of Designation.

iv.Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(d)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A-1 Preferred Stock equal to the number of shares of Series A-1 Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery

Exhibit 3.3

requirements under Section 6(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A-1 Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amount payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. To the fullest extent permitted by law, nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Series A-1 Preferred Stock as required pursuant to the terms hereof.

v.Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A-1 Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders (and the other Holders of the Series A-1 Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series A-1 Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A-1 Preferred Stock. As to any fraction of a share which the Holders would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Series A-1 Preferred Stock.

vii.Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series A-1 Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series A-1 Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or

Exhibit 3.3

another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

e)Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth herein, the Corporation shall not effect any conversion of the Series A-1 Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A-1 Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series A-1 Preferred Stock or Series A-2 Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock  or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(e) applies, the determination of whether the Series A-1 Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series A-1 Preferred Stock are convertible shall be in the reasonable discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series A-1 Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series A-1 Preferred Stock are convertible, in each case in relation to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of

Exhibit 3.3

outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A-1 Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported, including securities converted or exercised prior to or at the same time as the conversion of the shares of Series A-1 Preferred Stock being converted. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Series A-1 Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A-1 Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(e) applicable to its Series A-1 Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series A-1 Preferred Stock held by the Holder and the provisions of this Section 6(e) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A-1 Preferred Stock.

Section 7.Certain Adjustments.

a)Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A-1 Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series A-1 Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split, including the reverse stock split contemplated by the Reverse Stock Split Proposal) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If the Corporation, at any time while the Series A-1 Preferred Stock is outstanding, authorizes and issues an additional class of common or special stock, with dividend and voting rights at a ratio different than the existing class of Common Stock (the “New Common Stock”), then the Series A-1 Preferred Stock

Exhibit 3.3

will automatically become convertible, at the election of the Holders, into shares of the New Common Stock at an adjusted Conversion Price proportional to the then-current Conversion Price multiplied by a fraction, the numerator of which shall be the number of votes per share of the class of New Common Stock, and the denominator of which shall be the number of votes per share of the existing class of Common Stock.

b)Subsequent Equity Sales.  Until the Uplisting Effective Date, if any, if the Corporation or any Subsidiary, as applicable sells or grants any option to purchase or sells or grants any right to reprice, or otherwise sells or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation of each Dilutive Issuance the Conversion Price shall be reduced to equal the Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance. The Corporation shall promptly notify the Holders in writing no later than one (1) Trading Day after the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, applicable reset price, exchange price, conversion price and other terms of any Dilutive Issuance (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

c)Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A-1 Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase

Exhibit 3.3

Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time not to exceed twelve (12) months as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation provided Holder complies with all of the other obligations of a beneficiary of the Purchase Rights that would not result in Holder exceeding the Beneficial Ownership Limitation. Notwithstanding the foregoing, no adjustment will be made under this Section 7(c) in respect of an Exempt Issuance.

d)Pro Rata Distributions. During such time as the Series A-1 Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), then, in each such case, each Holder shall be entitled to participate in such Distribution to the same extent that such Holder would have participated therein if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Series A-1 Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that any Holder's right to participate in any such Distribution would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder until such times, not in excess of twelve (12) months, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation).

e)Fundamental Transaction. If, at any time while the Series A-1 Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person, whereby such other Person acquires more than 50% of the outstanding shares of Common Stock, each, a “Fundamental Transaction”), then the Corporation shall deliver written notice of such Fundamental Transaction to each Holder

Exhibit 3.3

promptly upon the signing of such Fundamental Transaction, and in any event, at least twenty (20) calendar days prior to the consummation of such Fundamental Transaction (the “Fundamental Transaction Notice Date”), which notice shall include a summary of the terms of such Fundamental Transaction, including the expected amount and type of consideration to be payable to the securityholders of the Corporation. By the deadline set forth in such notice, which shall be at least ten (10) calendar days following the date of the Fundamental Transaction Notice Date, each Holder shall inform the Corporation in writing of its election to either (A) convert all, but not less than all, of its Series A-1 Preferred Stock into Common Stock at the Conversion Ratio or (B) upon any subsequent conversion of the Series A-1 Preferred Stock, receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(e) on the conversion of the Series A-1 Preferred Stock), the number of securities of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Holder’s Series A-1 Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(e) on the conversion of the Series A-1 Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series A-1 Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the applicable Holder(s) and approved by a majority of such Holder(s) (without unreasonable delay and such majority shall be calculated based on the Stated Values of the Series A-1 Preferred Stock of such Holder(s)) prior to such Fundamental Transaction. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

f)Calculations. All calculations under this Section 7 shall be made to the nearest

Exhibit 3.3

cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)Notice to the Holders.

i.Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a repurchase of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock in their capacities as such of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be delivered by email to each Holder at its last email address as it shall appear upon the stock ledger of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non- public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. To the extent that the Holder has the right to convert its shares of Series A-1 Preferred Stock under Section 6 hereof, the Holder shall remain entitled to convert its Series A-1 Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Exhibit 3.3

Section 8.  Negative Covenants. As long as any Series A-1 Preferred Stock is outstanding, unless the holders of more than 50% in Stated Value of the then outstanding shares of Series A-1 Preferred Stock shall have otherwise given prior written consent (which must include AIGH for so long as AIGH is holding at least $1,500,000 in aggregate Stated Value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement), in addition to the agreements, restrictions and undertakings of the Corporation in the Transaction Documents, the Corporation shall not, and shall not permit any Subsidiary to, directly or indirectly:

a)other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b)other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock Equivalents or Junior Securities, other than as to (i) the Conversion Shares, the Series A-2 Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Corporation, provided that such repurchases shall not exceed an aggregate of $250,000 in any calendar year for all officers and directors;

d)enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval);

e)declare or pay a dividend on Junior Securities; or

f)enter into any agreement with respect to any of the foregoing.

Section 9. Transfer Restrictions. Any transferee of shares of Series A-1 Preferred Stock shall comply with Section 4.1(e) of the Purchase Agreement, and any attempted sale, assignment or transfer of shares of Series A-1 Preferred Stock made without such compliance shall be void ab initio and of no effect.

Section 10.Miscellaneous.

a)Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the e-mail address set forth in the

Exhibit 3.3

Purchase Agreement at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or e-mail address set forth in the Purchase Agreement on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd)  Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service to the address set forth in the Purchase Agreement or (d) upon actual receipt by the party to whom such notice is required to be given. For so long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation agrees that it will appoint its registered agent in the state of Delaware as its agent for service of process.  The Corporation’s current registered agent is Corporation Service Company maintaining an address at 251 Little Falls Drive, Wilmington, Delaware 19808 and email address of sop@cscglobal.com.  Such registered agent shall continue to be a non-exclusive agent for service of process until replaced by another registered agent in the State of Delaware or New York, after notice to the Purchasers in the manner described herein, of such replacement address.  All Purchasers must be informed of a change of Registered Agent.

b)Absolute Obligation. To the fullest extent permitted by law, and except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series A-1 Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)Lost or Mutilated Series A-1 Preferred Stock Certificate. In the event a Holder’s Series A-1 Preferred Stock is in certificated form, if a Holder’s Series A-1 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A-1 Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, an indemnity in form and substance reasonably satisfactory to the Corporation, and of the ownership hereof reasonably satisfactory to the Corporation.

d)Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New

Exhibit 3.3

York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)Waiver. Any waiver by the Corporation or a Holder of any rights hereunder or any breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other rights hereunder or any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f)Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)Status of Converted or Repurchased Series A-1 Preferred Stock. If any shares of Series A-1 Preferred Stock shall be converted, repurchased or reacquired by the Corporation, such shares shall be retired and resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A-1 Preferred Stock.

Exhibit 3.3

*********************

Exhibit 3.3

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 14th day of June, 2023.

/s/ Ian Jenks /s/ Barbra Keck

________________________________________________________________________

Name:Ian JenksName: Barbra Keck

Title:ChairmanTitle: Secretary

Exhibit 3.3

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A-1 PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A-1Convertible Preferred Stock (“Preferred Stock”) indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of SmartKem, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions: Broker no:   Account no:

[HOLDER]

By:  Name:

Title:

Exhibit 3.3

Exhibit 3.3

CERTIFICATE OF CORRECTION

TO

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A-1 CONVERTIBLE PREFERRED STOCK

(Under Section 103(f) of the General Corporation Law of the State of Delaware)

The undersigned, being the Chief Financial Officer of SmartKem, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is SmartKem, Inc.

2.	The Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on June 14, 2023 (the “Certificate of Designation”), requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware (the “DGCL”).

3.	The inaccuracies or defects contained in the Certificate of Designation are as follows:

a.	As a result of a scrivener’s error, the second sentence of Section 4 of the Certificate of Designation erroneously provides that the shares of Series A-1 Preferred Stock shall vote on the Reverse Stock Split Proposal (as defined in the Certificate of Designation) on an as-converted basis after giving effect to the limitation on the right to convert the Series A-1 Preferred Stock contained in Section 6(e) of the Certificate of Designation. However, the voting power of the holders of the Series A-1 Preferred Stock on the Reverse Stock Split Proposal was intended to be determined on an as-converted basis without giving effect to the limitation on conversion set forth in Section 6(e) of the Certificate of Designation.

b.	As a result of a scrivener’s error, the third sentence of Section 4 of the Certificate of Designation erroneously provides that the Series A-1 Preferred Stock shall be counted for purposes of determining a quorum on an as-converted-to-Common-Stock basis after giving effect to the limitation on the right to convert the Series A-1 Preferred Stock contained in Section 6(e) of the Certificate of Designation. However, the shares of Series A-1 Preferred Stock were intended to be counted for purposes of determining a quorum on an as-converted basis without giving effect to the limitation on conversion set forth in Section 6(e) of the Certificate of Designation.

4.	Section 4 of the Certificate of Designation is hereby corrected to read in its entirety as follows:

“Section 4.         Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series A-1 Preferred Stock shall have no voting rights. Notwithstanding the foregoing, the outstanding shares of Series A-1 Preferred Stock shall vote together with the outstanding shares of Common Stock on an as-converted basis (without giving effect to any limit on conversion specified in Section 6(e)) as a single class exclusively with respect to the Reverse Stock Split Proposal and shall not be entitled

Exhibit 3.3

to vote on any other matter except to the extent required under the DGCL or as provided below. The Series A-1 Preferred Stock shall be counted for purposes of determining a quorum on an as-converted-to-Common-Stock basis (without giving effect to any limit on conversion specified in Section 6(e)). As long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A-1 Preferred Stock which must include AIGH Investment Partners LP and its Affiliates (“AIGH”) for so long as AIGH is holding at least $1,500,000 in aggregate Stated Value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement, (a) alter or change the powers, preferences or rights given to the Series A-1 Preferred Stock, (b) alter or amend its Amended and Restated Certificate of Incorporation, this Certificate of Designation, the Series A-2 Certificate of Designation or bylaws in such a manner so as to materially adversely affect any rights given to this Series A-1 Preferred Stock, (c) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to, or otherwise pari passu with, the Series A-1 Preferred Stock, other than up to 18,000 shares of Series A-2 Preferred Stock (d) increase the number of authorized shares of Series A-1 Preferred Stock, (e) issue any Series A-1 Preferred Stock except pursuant to the Purchase Agreement, or (f) enter into any agreement to do any of the foregoing.”

5.Other than as provided in this Certificate of Correction, all terms and provisions of the Certificate of Designation remain in full force and effect.

[Signature Page Follows]

Exhibit 3.3

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, has executed this Certificate of Correction to the Certificate of Designation on behalf of the Corporation this 18th day of August, 2023.

By: /s/ Barbra Keck

Name: Barbra Keck

Title: Chief Financial Officer

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Ian Jenks, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of SmartKem, Inc.;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)	Designed such internal controls over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 13, 2023

By:	/s/ Ian Jenks
Name:	Ian Jenks
Title:	Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Barbra C. Keck, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of SmartKem, Inc.;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)	Designed such internal controls over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 13, 2023

J.

	By:	/s/ Barbra C. Keck
	Name:	Barbra C. Keck
	Title:	Chief Financial Officer

Exhibit 32.1

Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350,

As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

In connection with this Quarterly Report of SmartKem, Inc. (the “Company”) on Form 10-Q for the nine months ended September 30, 2023 (the “Report”) as filed with the Securities and Exchange Commission on the date hereof, the undersigned, Ian Jenks, Chief Executive Officer of the Company, hereby certifies, to the knowledge of the undersigned, pursuant to 18 U.S.C. Section 1350, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 13, 2023

By:	/s/ Ian Jenks
Name:	Ian Jenks
Title:	Chief Executive Officer

Exhibit 32.2

Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350,

As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

In connection with this Quarterly Report of SmartKem, Inc. (the “Company”) on Form 10-Q for the nine months ended September 30, 2023 (the “Report”) as filed with the Securities and Exchange Commission on the date hereof, the undersigned, Barbra C. Keck, Chief Financial Officer of the Company, hereby certifies, to the knowledge of the undersigned, pursuant to 18 U.S.C. Section 1350, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 13, 2023

J.

	By:	/s/ Barbra C. Keck
	Name:	Barbra C. Keck
	Title:	Chief Financial Officer